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                                   EXHIBIT 3.2

                         CERTIFICATE OF REINSTATEMENT

                             DATED OCTOBER 31, 1996

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                                 STATE OF NEVADA
                               SECRETARY OF STATE


                                ----------------


                          CERTIFICATE OF REINSTATEMENT


I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that THE OLD AMERICAN FLINTLOCK COMPANY, a corporation formed under the laws of the State of NEVADA, having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes, as amended, for the years and in the amounts as follows:

         1992-93 LIST OF OFFICERS AND PENALTY                 $100
         1993-1994                  "                         $100
         1994-1995                  "                         $100
         1995-1996                  "                         $100
         REINSTATEMENT FEE                                     $50


and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.



                                            IN WITNESS WHEREOF, I have hereunto
                                            set my hand and affixed the Great
                                            Seal of State, at my office in
                                            Carson City, Nevada, this NINTH day
                                            of JANUARY, A.D., 1996


                                          /s/ Dean Heller, Secretary of State
                                          -------------------------------------
                                          By:  /s/ Carla LaFayette, Deputy